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                                                                    EXHIBIT 4.13

                            ACTION BY WRITTEN CONSENT

                             OF THE STOCKHOLDERS OF

                              3F THERAPEUTICS, INC.
                             a Delaware corporation

         The undersigned stockholders of 3F Therapeutics, Inc., a Delaware corporation, do hereby dispense with the formality of a meeting and adopt and approve the following resolutions:

                  WHEREAS, this Corporation, ATS Medical, Inc., a Minnesota corporation ("Parent"), Seabiscuit Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a wholly-owned subsidiary of Parent, and Boyd D. Cox, as the Stockholder Representative (the "Stockholder Representative"), are parties to that certain Agreement and Plan of Merger, dated as of January 23, 2006 (the "Merger Agreement"), providing for the acquisition by Parent of this Corporation through a merger of Merger Subsidiary with and into this Corporation, with this Corporation being the surviving entity and thus becoming a wholly owned subsidiary of Parent.

                  WHEREAS, the merger contemplated by the Merger Agreement (the "Merger") and the Merger Agreement and the principal terms thereof were adopted and approved by the stockholders of this Corporation.

                  WHEREAS, the Board of Directors of this Corporation believes that it is in the best interests of this Corporation to amend the Merger Agreement to, among other things, (a) extend the termination date thereunder from June 15, 2006 to August 31, 2006, (b) provide what happens in the event that all options to purchase shares of this Corporation's common stock are not exercised or terminated prior to the effective time of the Merger as required by the Merger Agreement and
         (c) expressly provide Parent with indemnification for certain lawsuits filed against this Corporation, Theodore C. Skokos (a director and Chairman of the Board of this Corporation), and 3F Partners Limited Partnership II (a limited partnership, the general partner of which is 3F Management II, LLC of which Mr. Skokos is the President).

                  WHEREAS, based on the foregoing, the Board of Directors of this Corporation has adopted and approved of that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of June 13, 2006, by and among this Corporation, Parent, Merger Subsidiary and the Stockholder Representative (the "Amendment"), a copy of which is attached hereto as Exhibit "A".

                  WHEREAS, the Board of Directors of this Corporation has declared the advisability of the Amendment and found that the Merger Agreement, as amended by the Amendment, is fair and in the best interests of the stockholders of this Corporation and has directed the officers of this Corporation to seek the approval of the stockholders of this Corporation to the Amendment.

                  NOW THEREFORE, BE IT HEREBY RESOLVED, that the Amendment, a copy of which is attached hereto as Exhibit "A", is hereby adopted and approved.

                  RESOLVED, FURTHER, that the Merger, the Merger Agreement and the principal terms of the Merger Agreement, as amended by the Amendment, are hereby adopted and approved.


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         This Action by Written Consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same Action by Written Consent. Each of the undersigned is executing this Action by Written Consent with respect to all shares of the Common Stock and/or the Preferred Stock of this Corporation held by him, her or it (and all shares shall be deemed to have been voted together as one class on an as-converted to Common Stock basis; as to the Common Stock, such shares also shall be deemed to have been voted on a separate class basis, if and to the extent required by law; and as to the Preferred Stock, such shares also shall be deemed to have been voted together as a separate class and, if and to the extent required by law, on a separate series basis among each of the series thereof).

         This Action by Written Consent and any executed counterparts shall be filed in the Book of Minutes of this Corporation and become a part of the records of this Corporation.


________________________________________
Signature of 3F Therapeutics Stockholder




___________________________________________           Dated:              , 2006
Printed Name of 3F Therapeutics Stockholder                  -------------




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